Exhibit 99.1

FAB Universal Receives Notice of Intention to Commence Delisting Proceedings From NYSE MKT

PITTSBURGH, PA. May 2, 2014 — FAB Universal (NYSE MKT: FU), a worldwide distributor of digital media and entertainment, announced on April 28, 2014 that it had received notice from NYSE MKT LLC that, indicating that the staff of NYSE MKT (the “Staff”) intends to strike the common stock of the Company from listing on the NYSE MKT by filing a delisting application with the U.S. Securities & Exchange Commission (the “SEC”) pursuant to Section 1009(d) of the NYSE MKT’s Company Guide.

The Company has requested an oral hearing before an Exchange Listing Qualifications Panel to appeal the Staff’s determination.

About FAB Universal Corp.

FAB Universal Corp. is a global leader in digital media entertainment sales and distribution. FAB delivers media to its customers worldwide through Intelligent Kiosks, Retail Stores and Franchises, and online through Apple iTunes and Google Android. We distribute billions of movie, music, podcast, TV show and other digital files to consumers in 240 countries through three business units: Digital Media Services, Retail Media Sales and Wholesale Media Distribution. Sales of digital media are generated through the kiosks networks, subscription sales for mobile devices, smartphone Apps and Netflix-like subscription models. In 2011, we distributed billions of downloads of copyrighted music, video games, ringtones, ebooks, movies and podcasts to over 50 million people worldwide through iPods, iPhones, iPads, iTunes, Blackberrys, Windows Phones, Androids and many other devices and destinations. We are a publicly held, Pittsburgh based company with thousands of shareholders and a world-class team. Visit us on the web at www.fabuniversal.com, email us at contact@fabuniversal.com.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: “Forward-looking Statements” as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services or changes in our business strategies.